UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KNIGHT TRANSPORTATION, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Aggregate number of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

Explanatory Note

April 14, 2015

Knight Transportation, Inc. (“Knight”) filed its 2015 Proxy Statement on Form DEF 14A with the Securities and Exchange Commission on April 2, 2015 (the “Proxy Statement”). Due to an administrative error, the Proxy Statement misstated the number of shares of Knight common stock held by Keith T. Knight as of February 28, 2015, in the section titled “Security Ownership of Certain Beneficial Owners and Management.” The table stated that Mr. Knight beneficially owned 5,338,168 shares of common stock when he in fact owned 4,838,168 shares. This includes: (a) 4,413,030 shares beneficially owned by Mr. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 12,417 shares beneficially owned by Mr. Knight; (c) 1,119 shares beneficially owned by Fawna Knight; (d) 338 shares over which Mr. Knight is a Custodian for Mason Knight DeJong under the UTMA of California; (e) 97,088 shares over which Mr. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Keisha Knight DeJong; (f) 97,088 shares over which Mr. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Ren V. Knight; (g) 97,088 shares over which Mr. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Kendall Knight; and (h) 120,000 shares covered by a stock option granted to Mr. Knight that is currently exercisable or that will become exercisable within 60 days as of February 28, 2015. The beneficial ownership table originally indicated that Mr. Knight owned 6.5% of the common stock of Knight when he in fact owned 5.9% as of February 28, 2015. These definitive additional materials should be read in conjunction with the Proxy Statement. Other than as described above, no other changes are made to the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/David A. Jackson
David A. Jackson
President and Chief Executive Officer

April 14, 2015